Exhibit 4.2

Final Form of 2028 Global Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER, CEDE & CO., HAS AN INTEREST HEREIN.

TOTAL SYSTEM SERVICES, INC.

4.450% Senior Note due 2028

Dated: [•]

No. [•]	$[•]

CUSIP: 891906 AF6

ISIN NUMBER: US891906AF67

TOTAL SYSTEM SERVICES, INC., a corporation organized and existing under the laws of Georgia (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] Dollars ($[•]), or such other principal amount as may be set forth in the records of the Securities Registrar hereinafter referred to in accordance with the Indenture, on June 1, 2028 (the “Stated Maturity Date”). The Company further promises to pay interest on said principal sum from [•], or from the most recent interest payment date (each such date, an “Interest Payment Date”) on which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 of each year, commencing on [•], at the rate of 4.450% per annum until the principal hereof is paid or duly provided for or made available for payment. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banking institutions are authorized or required to be closed in the State of New York. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States of America, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the date of the interest payment.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

TOTAL SYSTEM SERVICES, INC.

By:

Name:
Title:

Attest:

Name:
Title:

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 17, 2016 (herein called the “Indenture”), between the Company and Regions Bank, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

All terms used in this Security and not otherwise defined herein are defined in the Indenture.

Optional Redemption. The Securities of this series are redeemable in whole or in part, at the option of the Company at any time and from time to time, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Securities to be redeemed. Prior to March 1, 2028, the Securities will be redeemable at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Security to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the Security to be redeemed discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points together in either case with accrued interest on the principal amount being redeemed to, but excluding, the Redemption Date; provided that the principal amount of a Security remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof.

If the Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Security is registered at the close of business on such Regular Record Date, and no additional interest is payable to Holders whose Securities will be subject to redemption by the Company.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, the Reference Treasury Dealer Quotations for that Redemption Date.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means each of (i) each of Merrill Lynch, Pierce, Fenner and Smith Incorporated and J.P. Morgan Securities LLC, and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, the Company shall substitute therefor another primary U.S. Government securities dealer in New York City and (ii) one or more other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by the Company so long as the entity is a primary U.S. Government securities dealer in New York City.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date, after excluding the highest and lowest of such quotations, unless the Company obtains fewer than four such quotations, in which case the average of all of such quotations.

“Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption thereof but for the redemption; provided, however, that, if that Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon from the preceding Interest Payment Date to that Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third Business Day immediately preceding that Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

On or after March 1, 2028 (three months prior to the maturity date of this Security), the Securities of this series will be redeemable, at the option of the Company, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Change of Control. If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem all of the Securities of this series as described above, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount of the Securities plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”); provided that after giving effect to the purchase, any Securities that remain outstanding shall have a denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Within 30 days following any Change of Control Repurchase Event, or, at the Company’s option, prior to any Change of Control but after any public announcement of the transaction that constitutes or may constitute the Change of Control, unless the Company has exercised its right to redeem all of the Securities as above, the Company shall mail with a copy to the Trustee or cause the Trustee to mail a notice by first-class mail to each holder, stating:

•	that such Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount of the Securities plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”);

•	the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

•	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Securities repurchased; and

The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

•	accept for payment all Securities of this series or portions of Securities (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities so tendered; and

•	deliver or cause to be delivered to the Trustee the Securities so accepted together with an Officer’s Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased by the Company.

If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Security is registered at the close of business on such Regular Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Company shall not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth above and in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Securities of this series validly tendered and not withdrawn under the Change of Control Offer.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 in connection with the repurchase of Securities pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Security or the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described herein and in the Indenture by virtue of the conflict.

The provisions under this Security and the Indenture relative to the Company’s obligation to make an offer to repurchase the Securities as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Outstanding Securities of this series.

The failure to repurchase Securities of this series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the above described covenant shall be an Event of Default with respect to the Securities of this series.

For purposes of this “Change of Control” section, the following terms have the following meanings:

“Change of Control” means:

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” or “group” of related Persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such Person or group shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Company’s Voting Stock (for the purposes of this clause, such Person or group shall be deemed to beneficially own any of the Company’s Voting Stock held by a parent entity if such Person or group is the “beneficial owner,” directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity); or

•

the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other Property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

•	the first day on which a majority of the members of the Company’s board of directors cease to be Continuing Directors; or

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries taken as a whole to any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than to the Company or one of its Subsidiaries; or

•	the adoption by the Company’s stockholders of a plan or proposal for its liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (2) no Person or group is the beneficial owner, directly or indirectly, of more than a majority of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event. No Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (a) was a member of the Company’s board of directors on May 11, 2018 or (b) was nominated for election or elected to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a Subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of S&P and Moody’s or, to the extent S&P or Moody’s do not make a rating on the notes publicly available, a “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act) or “organizations”, as the case may be, selected by the Company (as certified by a resolution of the Company’s board of directors), which shall be substituted for S&P or Moody’s, as the case may be.

“Rating Event” means with respect to the Securities of this series the occurrence of the events described in (a), (b) or (c) below during the period commencing on the date of the Company’s first public announcement of any Change of Control (or pending Change of Control) (the “rating date”) and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by either Rating Agency): (a) in the event the Securities are rated by both Rating Agencies on the rating date as investment grade, the rating of the Securities shall be reduced so that the Securities are rated below investment grade by both rating agencies, (b) in the event the Securities (1) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency on the rating date, the rating of the Securities by such Rating Agency rating the Securities as Investment Grade shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the Securities are then rated below Investment Grade by both Rating Agencies or (2) are rated below Investment Grade by both Rating Agencies on the rating date, the rating of the Securities by either Rating Agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) or (c) fewer than two Rating Agencies provide a rating for the Securities.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Limitation on Liens. The Company will not (nor will it permit any of its Subsidiaries to) create or incur any Lien on any of the Company’s or its Subsidiaries’ Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of the Company’s Indebtedness or that of any of its Subsidiaries, without effectively providing that the Securities shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the date hereof or that the Company or any of its Subsidiaries have agreed to pursuant to the terms of agreements existing on the date hereof;

(2) Liens granted after the date hereof, created in favor of the Holders of the Securities;

(3) Liens securing the Company’s Indebtedness or the Indebtedness of any of its Subsidiaries which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred (or were permitted to be incurred at the time of such incurrence)

under the Indenture and this Security so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

(4) Permitted Liens.

Notwithstanding the foregoing, the Company and any of its Subsidiaries may create, assume, incur or guarantee indebtedness secured by a Lien without equally and ratably securing the notes; provided that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrent with any such creation, assumption, incurrence or guarantee, the sum of (a) the aggregate amount of all outstanding Indebtedness secured by Liens other than Liens described in clauses (1) through (4) above and (b) the Attributable Debt of all of the Company’s and its Subsidiaries’ Sale/Leaseback Transactions (as defined below) permitted by the last paragraph under “Limitation on Sale/Leaseback Transactions” below, does not at such time exceed 10% of Consolidated Total Assets.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any “Sale/Leaseback Transaction” (as defined below) with respect to any real or personal property, whether now owned or hereafter acquired by the Company or any of its Subsidiaries, unless:

(1) the Company or such Subsidiary would, at the time of entering into such arrangement, be able to incur Indebtedness secured by a Lien on the Property involved in the transaction at least equal in amount to the Attributable Debt with respect to such Sale/Leaseback Transaction, without equally and ratably securing the Securities under the covenant described in “— Limitation on Liens” above; or

(2) the net proceeds of the sale of the Property to be leased are at least equal to such Property’s fair market value, as determined by the Company’s board of directors, and the proceeds are applied within 365 days of the effective date of the Sale/Leaseback Transaction to the purchase, construction, development or acquisition of assets or to the repayment of any of the Company’s Indebtedness that ranks equally with the Securities or any Indebtedness of the Company’s Subsidiaries; provided that the amount required to be applied to the repayment of any such Indebtedness pursuant to this clause (b) shall be reduced by the principal amount of any Securities delivered within 365 days after such sale to the Trustee for retirement and cancellation.

This restriction does not apply to sale/leaseback transactions:

•	entered into prior to the date hereof;

•	between the Company and any wholly-owned Subsidiary, or between wholly-owned Subsidiaries;

•	involving leases for a period of no longer than three years (or which may be terminated without penalty by the Company or such Subsidiary within a period of not more than three years); or

•	in which the lease for the Property or asset is entered into within 180 days after the date of acquisition, completion of construction or commencement of full operations of such Property or asset, whichever is latest.

A “Sale/Leaseback Transaction” means an arrangement relating to Property now owned or hereafter acquired whereby either the Company transfers, or any of its Subsidiaries transfers, such Property to a Person and either the Company or any of its Subsidiaries leases it back from such Person.

Notwithstanding the restrictions outlined in the preceding paragraphs, the Company and its Subsidiaries shall be permitted to enter into Sale/Leaseback Transactions that would otherwise be subject to such restrictions, without complying with the requirements of clauses (a) and (b) above, if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding Indebtedness secured by Liens permitted under the last paragraph under “— Limitation on Liens” above, does not exceed 10% of Consolidated Total Assets.

“Attributable Debt” means, when used in connection with a Sale/Leaseback Transaction, at the time of determination, the lesser of:

(1) the fair value of such Property (as determined in good faith by the Company’s board of directors); and

(2) the present value of the total net amount of rent (for the avoidance of doubt, “net amount of rent” excludes amounts required to be paid on account of maintenance and repairs, reconstruction insurance, taxes, assessments, water rates and similar charges and contingent rates, such as those based on net sales) required to be paid under the lease related to such Property during the remaining term thereof (including any renewal term or period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) or (ii) the present value assuming no such termination, discounted at the rate of interest set forth or implicit in the terms of such lease, compounded semiannually as determined by the Company’s principal accounting or financial officer.

“Capital Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Consolidated Total Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Total Assets to be measured hereunder, the total assets of the Company and its Subsidiaries, on a consolidated basis, as reflected on the Company’s most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.

“GAAP” means with respect to any computations required or permitted under the Indenture, generally accepted accounting principles in effect in the United Sates as in effect from time to time; provided that, if the Company is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Hedging Obligations” means:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect against fluctuations in equity securities prices.

“Permitted Liens” means:

(1) Liens securing Indebtedness in respect of Capital Leases and purchase money obligations for fixed or capital assets; provided that (x) such Liens are created at the time of, or within 365 days after, the acquisition of such Property; (y) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (and the proceeds thereof); and (z) the Indebtedness secured thereby does not on the date of acquisition exceed the cost or fair market value, whichever is lower, of the Property being acquired;

(2) any Lien on any improvement or refurbishment to a Property securing Indebtedness incurred for the purposes of financing all or any part of the cost of improving or refurbishing such asset; provided that (x) such Liens are created at the time of, or within 365 days after, the improvement or refurbishment of such Property; (y) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness (and the proceeds thereof); and (z) the Indebtedness secured thereby does not on the date of improvement or refurbishment exceed the cost or fair market value, whichever is lower, of the Property being improved or refurbished;

(3) Liens in favor of the Company or any Subsidiary of the Company;

(4) any Lien (x) existing on Property of a Person at the time of its consolidation with or merger into the Company or a Subsidiary of the Company or (y) existing on any Property acquired by the Company or any Subsidiary of the Company at the time such Property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that in each such case, (A) such Lien was not created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary of the Company or such acquisition of Property and (B) such Lien shall extend solely to the Property so acquired or in the case of an acquisition of a Subsidiary, the assets of the Subsidiary, and in each case, proceeds thereof;

(5) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(6) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(7) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(8) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by the Employee Retirement Income Security Act (“ERISA”);

(9) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, but expressly excluding any Liens in favor of the Pension Benefit Guaranty Corporation or otherwise under ERISA;

(10) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(11) Liens securing judgments or orders for the payment of money;

(12) leases or subleases granted to others not interfering in any material respect with the Company’s business or the business of its Subsidiaries;

(13) Liens on the assets of any Subsidiary securing Indebtedness or other obligations owing to the Company;

(14) Liens in the nature of any interest or title of a lessor or sublessor under any lease;

(15) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements;

(16) Liens arising in connection with out-bound licenses of patents, copyrights, trademarks and other intellectual property rights the Company or its Subsidiaries grant in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the Company’s business or the business of its Subsidiaries; and

(17) Liens to secure Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes.

Default in the performance, or breach, of either of the covenants set forth above will be an “Event of Default” under Section 5.1(3) of the Indenture.

Consolidation, Merger or Sale of Assets. The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its Property and assets (in one transaction or a series of related transactions), unless:

(1) (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or to which its Properties and assets shall be sold, conveyed, transferred or leased, shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Company’s obligations on the Securities of this series and under the Indenture;

(2) immediately after giving effect to the transaction referred to in clause (1) above, no Event of Default or any event that is, or after notice or passage of time or both would be, an Event of Default, shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee (a) an Opinion of Counsel stating that such consolidation, merger or sale, conveyance, transfer or lease and such supplemental indenture (if any) complies with the relevant provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that such supplemental indenture (if any) constitutes the legal, valid and binding obligation of the Company and any such successor enforceable against such entity in accordance with its terms, subject to customary exceptions, and (b) an Officer’s certificate to the effect that immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s Property and assets in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and this Security with the same effect as if such successor Person had been named in the Company’s place in the Indenture and this Security and thereafter the predecessor Person, except in the case of a lease, shall be relieved of all obligations and covenants under the Indenture and these Securities.

Modification of Indenture. The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, including the covenants contained herein, in each case upon compliance with certain conditions set forth in the Indenture.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities of this series at the time Outstanding occurs and is continuing, the principal amount of all the Securities of this series may be declared due in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment or delivery of principal, or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for U.S. federal, state and local tax purposes this Security as indebtedness of the Company and to treat for U.S. federal income tax purposes stated interest on this Security as ordinary interest income that is includible in gross income to such Holder or other Person at the time the interest is paid or accrued in accordance with its regular method of tax accounting.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

REGIONS BANK, Not in its individual capacity but solely as Trustee

By:
Authorized Signatory

Date of Authentication: ___________________________

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing ___________________ to transfer said Security on the books of the Company with full power of substitution in the premises.

By:
Date:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Depositary, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Depositary in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN SECURITY

The following increases or decreases in this Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Security	Amount of increase in Principal Amount of this Security	Principal Amount of this Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian